Exhibit 10.15

Description of Named Executive Officer Compensation

Total compensation to the named executive officers (as defined in Securities and Exchange Commission Regulation S-K Item 402(a)(3)) of Federal Home Loan Bank of Atlanta (the “Bank”) is primarily composed of two types of compensation: (1) base salary and (2) incentive compensation awarded under the Bank’s Executive Incentive Compensation Plan.

Base Salary

Individual base salaries and increases for the Bank’s named executive officers are determined and approved by the Bank’s Board of Directors. The philosophy of the Bank is that total compensation should be based on both individual performance as well as the overall financial performance of the Bank, and should be competitive within the financial services industry and market-area.

Set forth below are the 2006 base salaries for the following named executive officers of the Bank.

Named Executive Officer	2006 Base Salary
Raymond R. Christman	$562,825
Jill Spencer	400,000
W. Wesley McMullan	395,000
Marian Lucia	300,000
Kirk Malmberg	253,000

Each of the Bank’s employees, including those named above, are “at will” employees. Each is free to resign his or her employment at any time, and the Bank is free to terminate such employee’s employment at any time for any reason or no reason, with or without cause and with or without notice. Only Ms. Lucia is entitled to receive severance benefits upon termination of employment, in the amount of 12 months of her base salary, plus certain incentive compensation.

In addition to base salary, each of the named executive officers receives matching contributions to each of the qualified 401(k) plan and the non-qualified Benefit Equalization Plan. The Bank also provides a lifetime financial planning benefit to the executive officers. Mr. Christman, as Chief Executive Officer of the Bank, receives $25,000, and each of the other named executive officers receives $15,000. The Bank also compensates Mr. Christman by providing for annual club membership dues for various organizations. Mr. Christman also receives $23,000 to fund insurance premiums under a Section 162 executive bonus plan. Each of the named executive officers is also entitled to an annual physical exam paid for by the Bank.

Incentive Compensation

Each of the named executive officers is eligible to participate in the Bank’s Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan is intended to align compensation with the Bank’s annual performance, as measured and reported through performance metrics and goals established each year. Each of the named executive officers is eligible to participate in the Bank’s Long-Term Incentive Compensation Plan. The Long-Term Incentive Compensation Plan is intended to promote the achievement of the Bank’s long-term profitability and business goals.